EXHIBIT 99.6

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of EnteroMedics Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: June 1, 2017

/s/ Dan W. Gladney
Dan W. Gladney

/s/ Gary D. Blackford
Gary D. Blackford

/s/ Carl Goldfischer, M.D.
Carl Goldfischer, M.D.

/s/ Bobby I. Griffin
Bobby I. Griffin

/s/ Lori C. McDougal
Lori C. McDougal

/s/ Nicholas L. Teti, Jr.
Nicholas L. Teti, Jr.

/s/ Jon T. Tremmel
Jon T. Tremmel

/s/ Rajesh Nihalani
Rajesh Nihalani